UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2006

                    FFD Financial Corporation
(Exact name of registrant as specified in its charter)

Ohio	0-27916	34-1921148
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

 321 North Wooster Avenue, Dover, Ohio 44622
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (330) 364-7777

______________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 FR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 FR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01    Entry into a Material Definitive Agreement.

On March 20, 2006, FFD Financial Corporation (the "Company") entered into a Business Loan Agreement (the "Line of Credit") with The Huntington National Bank ("Huntington") permitting borrowings by the Company of up to an aggregate principal amount of $2,500,000. The obligations of the Company under the Line of Credit are secured by a pledge of all of the Company's shares of stock in First Federal Community Bank ("First Federal"), its wholly-owned subsidiary, pursuant to a Commercial Pledge Agreement (the "Pledge Agreement").

Borrowings under the Line of Credit may be used to finance working capital needs of the Company and its subsidiaries and will bear interest at LIBOR plus 1.5% per annum. The Line of Credit contains usual and customary covenants for transactions of this type, including, without limitation, covenants limiting other indebtedness, liens and certain asset sales and various financial covenants relating to the capital, assets and net worth of the Company and its subsidiaries.

In the event of a default by the Company under Line of Credit, Huntington may terminate the commitments made under the Line of Credit, declare the amount outstanding, including all accrued interest and unpaid fees, payable immediately, and enforce any and all rights and interests created and existing under the Line of Credit documents, including, all rights under the Pledge Agreement and all other rights available under the law.

The Company currently has no borrowings outstanding under, and no present intention to draw any funds from, the Line of Credit; however, per the terms of the Line of Credit, the Company may draw funds at any time.

Section 2 - Financial Information

Item 2.01    Completion of Acquisition or Disposition of Assets.

See discussion under Item 1.01 above.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See discussion under Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FFD FINANCIAL CORPORATION

By:	/s/ Robert R. Gerber
Robert R. Gerber
Vice President, Treasurer and Chief Financial Officer

Date: March 24, 2006